Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces September 30, 2026 Assets Under Management

Investor Relations Contacts: Media Relations Contact:	Greg Ketron | 404-724-4299 Jennifer Church | 404-439-3428 Andrea Raphael | 212-323-4202

Atlanta, October 9, 2026 --- Invesco Ltd. (NYSE: IVZ)1, a leading global asset management firm announced today preliminary month-end assets under management (AUM) of $2,537.8 billion, a decrease of 0.9% versus previous month-end. The firm experienced net long-term outflows of $1.1 billion in the month. Money market net outflows were $5.7 billion. AUM was negatively impacted by unfavorable market returns which decreased AUM by $16 billion. FX movements in the month reduced AUM by $2.7 billion which was partially offset by reinvested distributions of $0.9 billion. Preliminary average total AUM for the quarter through September 30 was $2,510.2 billion, and preliminary average active AUM for the quarter through September 30 was $1,246.0 billion.

Total Assets Under Management
(in billions)	Total	ETFs & Index Strategies	QQQ	Fundamental Fixed Income	Fundamental Equities	Private Markets	China JV	Multi- Asset / Other	Global Liquidity

September 30, 2026[1]	$2,537.8	$774.6	$498.9	$307.9	$309.1	$134.9	$166.3	$84.5	$261.6
August 31, 2026	$2,562.1	$783.4	$489.0	$314.9	$317.7	$136.6	$166.7	$84.5	$269.3
July 31, 2026	$2,447.1	$750.5	$452.8	$315.7	$312.5	$135.8	$163.4	$83.4	$233.0
June 30, 2026	$2,470.3	$753.5	$490.1	$315.5	$318.1	$135.5	$163.2	$79.9	$214.5

[1]	All September numbers preliminary - subject to adjustment.

About Invesco Ltd.
Invesco Ltd. is one of the world’s leading asset management firms serving clients in more than 120 countries. With US$2.5 trillion in assets under management as of June 30, 2026, we deliver a comprehensive range of investment capabilities across public, private, active, and passive. Our collaborative mindset, breadth of solutions and global scale mean we're well positioned to help retail and institutional investors rethink challenges and find new possibilities for success. For more information, visit www.invesco.com.
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